FOR IMMEDIATE RELEASE
OTCBB:  IGSTF                          Investor Relations/Media Contact
CDNX:  NAB                                     Sandra Buschau, Director
Frankfurt: IGY                                      Tel: (604) 684-4691
www.imagis-cascade.com                              Fax: (604) 684-4601
                                              Toll Free: (800) 667-2066
                                                e-mail: sandy@ipm.bc.ca


          IMAGIS AWARDED US$1.2 MILLION CONTRACT FROM
          ALAMEDA COUNTY SHERIFF'S OFFICE, CALIFORNIA

Imagis' Facial ID, Image Management, and Wireless Software Provide State-of-the
         Art Tools for Alameda County Law Enforcement Agencies

Vancouver, Canada, May 15, 2000; (OTCBB: IGSTF; FRANKFURT: IGY; CDNX: NAB):
Mr. Iain Drummond, President & CEO, Imagis Technologies Inc. ( IMAGIS') is pleased to announce that IMAGIS, together with its business partner, ORION Scientific Systems, have been chosen to provide an integrated imaging-based law enforcement solution, by the Alameda County Sheriff's Office, California, in a total contract award of US$2.65 million. IMAGIS will act as the key technology provider and will receive US$1.2 million of the total contract fee.

IMAGIS will provide a completely integrated law enforcement solution including the CABS(TM) Computerized Arrest and Booking System, ID-2000(TM) Facial Recognition Software, Regional Data-Sharing, Property-ID(TM) for evidence control and tracking in the field, and CABS Mobile(TM) for wireless transmission of record and image information to patrol cars. IMAGIS will integrate its software with the County's CORPUS mainframe application.

The county-wide booking implementation at Alameda will be the largest digital imaging system on the West Coast in law enforcement. The system will bring officers, beat-cops, detectives and sheriffs the most recent arrest information and photographs, available anytime and anywhere by using laptops, internet protocols and secure wireless communications. The products and services being provided by ORION and IMAGIS are a combination of state-of-the-art facial recognition, image and database management allowing law enforcement agencies to be more efficient and more effective in their jobs.

"IMAGIS suite of products answered all of the challenges presented by the evaluation criteria in connecting multi-agency jurisdictions over a wide-area network (WAN)," said Eric Zidenberg, Vice-President of ORION Scientific Systems. "ORION has been working with law enforcement agencies like Alameda County for over a decade, helping them to find the right solutions that fit their specific requirements. By partnering with IMAGIS, we presented the best technical solution plus the experienced technical team necessary to be successful with this advanced project."

The Alameda project is planned to be installed this year and be fully operational during the 1st quarter of 2001.

"We are extremely pleased that our software technology has achieved such acknowledgement through this award, particularly as it's in the technology rich Silicon Valley/Bay Area. It supports our Company's continuing development of our technology solutions for the law enforcement, security and gaming industries. We are committed to continually developing solutions with our partners and have recently expanded our R&D department. We appointed more individuals to the IMAGIS research and development team with advanced expertise in Computer Science, specializing in vector graphics and three-dimensional geometry to the Biometric Active-X group as well as to the Product Alignment Group with specialties in recordset optimization and GUI design," reported Mr. Drummond.

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Imagis Technologies Inc., Suite 1300-1075 West Georgia St., Vancouver, B.C.
Canada V6E 3C9

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Imagis Technologies Inc.                        Contact: Sandra Buschau
News Release                                             (604) 684-4691
May 15, 2000                                    e-mail: sandy@ipm.bc.ca
Page 2

About IMAGIS

IMAGIS is a developer and marketer of advanced biometric-based software applications for the law enforcement, security and gaming industries. IMAGIS ID-2000 facial recognition technology is designed to recognize faces or any other image, and works with IMAGIS and third-party applications in these areas to capture and search facial images of the person as well as images of identifying marks such as tattoos, scars, and other features. IMAGIS products are designed to an open architecture and address a range of law enforcement needs in the imaging area, including Arrest & Booking, Regional Data-sharing, Evidence-tracking, wireless image transfer to and from police cruisers, and facial image recognition. IMAGIS markets its products through a network of Business Partners located in North America, Asia, Europe, and Latin America. IMAGIS' Chairman is Oliver "Buck" Revell, who served for over 30 years in the FBI and during his career advanced to the number two career post of Associate Deputy Director. http://www.imagis-cascade.com

About ORION

ORION Scientific Systems, an international software consulting firm located in Sacramento, California, is a multidisciplinary research, analysis, consulting, and software development firm that specializes in
solving complex, information processing based problems   particularly those
encountered by decision-makers, business managers, and operations or support activities. ORION has been developing high-end state of the art information processing and intelligence systems for the United States Government for over 20 years. In addition, ORION has been a leader in the Web based network systems adapting many of its existing systems to web based technology as well as developing tools and applications to serve this growing environment. http://www.orionsci.com

About ALAMEDA

Alameda County covers 813 square miles and extends from the eastern shore of San Francisco Bay easterly to San Joaquin County. There are 14 incorporated cities including Oakland, Hayward and Fremont in the county with a population of 1.362 million and adjacent to Silicon Valley. The Alameda County comprises 32 agencies. The Alameda County Sheriff's office operates three correctional facilities, of which two are the booking sites: North County Jail and Santa Rita Jail. Santa Rita jail is one of the top 10 correctional facilities in the U.S. The Santa Rita jail is built on 110 acres and houses 3,500 inmates in 18 separate housing units. The North County Jail is a high rise, maximum-security facility with a capacity of 707 inmates on six housing floors. Eight of the cities in Alameda County operate jails, where subjects are booked and processed.

Forward Looking Statements

This document contains forward-looking statements including a statement regarding the timing of the implementation of IMAGIS' software solutions in the Alameda County Sheriff's Office. Actual results could differ materially from those anticipated in these statements based upon a number of factors including the ability of IMAGIS and ORION to coordinate to install the software solutions successfully on a timely basis. Forward-looking statements are based on management's beliefs, opinions and projections on the date the statements are made. IMAGIS undertakes no obligation to update forward-looking statements if circumstances or management believes, opinions or projections should change.

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Imagis Technologies Inc., Suite 1300-1075 West Georgia St., Vancouver, B.C.
                         Canada V6E 3C9